UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 10, 2008

Arrowhead Research Corporation

(Exact name of registrant as specified in its charter)

0-21898

(Commission File Number)

Delaware	46-0408024
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

201 South Lake Avenue, Suite 703, Pasadena , California 91101

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (626) 304-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.02.	Termination of a Material Definitive Agreement.

The information set forth below with respect to the termination of the Severance Agreement between the Company and Joseph T. Kingsley (the “Executive”) is incorporated herein by reference.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 10, 2007, Arrowhead Research Corporation (the “Company”) entered into an Employment Agreement (the “Agreement”) with the Executive, the Company’s former Interim President and Chief Financial Officer. Mr. Kingsley stepped down as President on December 1, 2007 when Christopher Anzalone was appointed the Company’s Chief Executive Officer and President. He stepped down as Chief Financial Officer effective January 14, 2008 when Paul McDonnel was appointed the Company’s Chief Financial Officer.

Under the Agreement, the Executive will serve as Assistant to the President from January 14, 2008 through January 13, 2009 (the “Employment Period”). The Executive will be paid a base salary of $245,000 per annum. The Executive’s previously granted stock options will cease vesting as of January 14, 2008 and all remaining unvested stock options will be cancelled. The exercise period for the Executive’s vested stock options will also be extended from 90 days after retirement to one year after retirement. If the Company terminates the executive’s employment or if the Executive resigns, the Executive will be entitled to receive severance equal to his base pay plus benefits through January 13, 2009. If the Executive becomes disabled or dies during the employment period, his estate would be paid an amount equal to $245,000 minus any base pay earned under the Agreement.

As a condition to the Agreement, a Severance Agreement between the Company and Mr. Kingsley, entered into on May 24, 2007 and filed with Current Report on Form 8-K on May 30, 2007, was terminated in its entirety.

Item 9.01	Exhibits

10.1	Employment Agreement between Arrowhead Research and Joseph T. Kingsley

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 13, 2008

ARROWHEAD RESEARCH CORPORATION

By:	/s/ Paul McDonnel
Paul McDonnel
Chief Financial Officer